EXHIBIT 10.01

AMENDMENT TO THE
ALPHABET INC. 2012 STOCK PLAN

THIS AMENDMENT to the Alphabet Inc. 2012 Stock Plan (the “Plan”), most recently amended and restated in its entirety by the Board of Directors of Alphabet Inc. (the “Board”) on March 30, 2016 and approved by the stockholders of Alphabet Inc. (“Alphabet”) on June 8, 2016, was approved by the Leadership Development and Compensation Committee of the Board on July 27, 2016.

1.	Section 14(b) of the Plan will be amended in its entirety to read as follows:

14.    Withholding Taxes

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Capital Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to Alphabet a number of shares of Capital Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy withholding tax requirements, if any, attributable to such exercise, grant or vesting, but in no event exceeding the maximum statutory tax rates of the Participant’s applicable jurisdiction (or such other rate as would not trigger a negative accounting impact), as determined by Alphabet in its sole discretion. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

2.	Section 14(c) of the Plan is hereby amended and restated in its entirety as follows:

14.    Withholding Taxes

(c) Stock Withholding

When shares of Capital Stock are to be issued to a Participant upon the exercise, grant or vesting of an Incentive Award, Alphabet shall have the authority to withhold a number of such shares having a Fair Market Value at the date of the applicable taxable event determined by the Committee to be sufficient to satisfy withholding tax requirements, if any, attributable to such exercise, grant or vesting, but in no event exceeding the maximum statutory tax rates of the Participant’s applicable jurisdiction (or such other rate as would not trigger a negative accounting impact), as determined by Alphabet in its sole discretion.

3.	Section 17 of the Plan is hereby amended and restated in its entirety as follows:

17.    Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised by the Participant’s designated beneficiary, provided that such beneficiary has been designated prior to the Participant’s death, to the extent permitted by the Committee (a “Permitted Designation”). Each such Permitted Designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such effective Permitted Designation, such Incentive Awards may be exercised only by the executors or

EXHIBIT 10.01

administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Alphabet unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

Except as modified by this Amendment, all the terms and provisions of the Plan, as previously amended, shall remain in full force and effect.